Exhibit 10.1
[Execution Copy]
TRANSITION AGREEMENT AND GENERAL RELEASE
     Transition Agreement and General Release (this “Agreement”) made as of December 17, 2007, by and between International Fight League, Inc., with offices located at 424 West 33rd Street, Suite 650, New York, New York 10001 (the “Company”), and Gareb Shamus, who is domiciled at 24 North Brae Court, Tenafly, New Jersey 07670 (“Executive”; and each of the Company and the Executive, a “Party”, and collectively, the “Parties”).
     WHEREAS, Executive was employed by the Company as Chief Executive Officer and interim Chief Financial Officer, and also served as the Chairman of the Board of Directors of the Company through November 19, 2007; and
     WHEREAS, Executive and the Company had determined that Executive’s employment by the Company and his service as a director of the Company should conclude; and
     WHEREAS, Executive resigned after the close of business on November 19, 2007 from his employment as the Chief Executive Officer and interim Chief Financial Officer of the Company, and from his service as the Chairman of and as a director on the Company’s Board of Directors; and
     WHEREAS, the Parties desire to set forth a mutually acceptable process for the orderly transition of Executive’s separation from employment by and service to the Company.
     NOW, THEREFORE, IT IS AGREED THAT:
     1. Separation; Consultancy.
          (a) At the request of the Company, Executive hereby irrevocably tenders, and the Company hereby accepts, Executive’s resignation as an employee and officer of the Company effective at the close of business on November 20, 2007. Effective on the date hereof, the Executive shall resign as a director of the Company.
          (b) Effective as of the date of this Agreement, Executive shall be engaged as a consultant to the Company from the date hereof until the close of business on May 20, 2008 (the “Separation Date”), at which time Executive’s engagement as a consultant shall terminate. Notwithstanding the immediately preceding sentence, upon the Company’s written request, Executive shall resign as a consultant to the Company on any date prior to the Separation Date selected by the Company (the “Earlier Separation Date”), effective as of the date specified in such notice, provided that on or prior to the Earlier Separation Date, the Company shall pay Executive a lump-sum amount equal to any and all remaining consulting fees which would have been paid through the Separation Date under Section 1(f) below.
          (c) Until earlier requested to resign by the Company, Executive shall continue to serve as a consultant to the Company through the Separation Date (or the Earlier Separation Date, if applicable) unless, at his option, he elects to resign from such position.

          (d) Until the Separation Date (or the Earlier Separation Date, if applicable), Executive will fully and faithfully discharge his duties as a consultant to the Company, as set forth in Section 1(g) below, and shall comply with this Agreement.
          (e) Executive agrees that Executive will not be reemployed by the Company, and Executive will not knowingly accept, apply for, or otherwise seek employment with the Company at any time without the express written consent of the Board of Directors of the Company, or any of the Company’s successors or assigns.
          (f) During the period beginning on the date hereof through and including the Separation Date (subject to acceleration upon the Earlier Separation Date in accordance with the last sentence of Section 1(b) above), the Company shall pay to Executive a consulting services fee of $20,833 per month (which amount equals Executive’s current regular monthly gross salary), without deduction for federal, state and local taxes and other appropriate payroll deductions, and otherwise in accordance with prevailing Company payroll practices. These payments are in consideration of Executive providing consulting services and agreeing to all of the terms of this agreement, including without limitation the release, non-compete, and lock-up provisions.
          (g) The Company covenants and agrees that it shall use commercially reasonable efforts to cause any and all Licenses (as defined below, which include but are not limited to state promoter licenses), bonds (including but not limited to state bonds for which Executive signed a personal guarantee), leases (including but not limited to the Company’s New York City office space) and/or other Company filings (other than filings with the U.S. Securities and Exchange Commission (“SEC”)) to be amended so as to remove Executive’s name from such License, bond, lease or filing. Executive hereby acknowledges, confirms and agrees that his duties as a consultant to the Company as provided in Section 1(b) above are on an as needed or requested basis, and shall include, in addition to his obligations under Section 4 below, the obligation for him upon reasonable request by the Company, to (x) as and when requested, assist the Company with respect to the renewal, obtainment, preservation or extension of any licenses, permits or other regulatory certifications, instruments or documentation (collectively, “Licenses”) relating to the Company, any of its subsidiaries, or any events to be held by the Company or any of its subsidiaries, for which the Executive’s name appears in such License or application therefor whether in his personal or official capacity; (y) as and when requested, advise the Company with respect to the renewal, obtainment, preservation or extension of any Licenses; and (z) provide such further advice relating to duties previously performed by Executive in his capacity as an executive officer of the Company as the Board of the Directors or the Chief Executive Officer of the Company, on the one hand, and Executive, on the other hand, acting in good faith, shall mutually agree upon. Executive further acknowledges, confirms and agrees that he shall not have power or authority to make or give any promise, to execute any contract or otherwise create, or assume any liability or obligation in the name of or on behalf of the Company unless specifically granted such power or authority by the Board of Directors or the Chief Executive Officer of the Company in writing, and shall take no such actions without the prior written consent of the Board of Directors or the Chief Executive Officer of the Company. The obligations of Executive under this Section 1(g) and Section 4 below shall not require Executive to perform any services or be present at the offices of the Company except as may be reasonably requested by the Company upon reasonable notice.

          (h) Executive acknowledges that while employed by the Company or any of its subsidiaries, Executive may have made Contributions and Inventions of value to the Company and its subsidiaries and affiliates. The terms “Contributions” and “Inventions” include all designs, logos, trademarks, trade names, service marks and works of authorship (including without limitation, team names and event names), in each case, that are directly related to the Company’s mixed martial arts business, any of its subsidiaries or the mixed martial arts events business of the Company or any of its subsidiaries, regardless of (i) whether or not they are patentable or copyrightable or subject to analogous protection (such as under trademark laws), (ii) their form or state of development, (iii) whether or not Executive made them alone or with others, (iv) whether they were conceived or made by Executive, alone or with others, while employed by the Company or any of its subsidiaries, and (v) whether they were conceived or made during regular working hours or the location where they were conceived or made.
          With respect to Contributions or Inventions covered by this Section, Executive agrees that:
          (i) Executive will disclose them promptly to the Company and will not disclose them to anyone other than authorized Company personnel;
          (ii) They will belong solely to the Company (or the applicable subsidiary thereof) from conception as “works made for hire” (as that terms is used under U.S. copyright law) or otherwise. To the extent that title to any such Contributions or Inventions does not, by operation of law, vest in the Company (or the applicable subsidiary thereof), Executive hereby irrevocably assigns to the Company (or the applicable subsidiary thereof) all right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks, trade names, service marks and copyrights, that Executive may have acquired in and to all such Contributions and Inventions, and all benefits and/or rights resulting therefrom, and agrees to promptly execute any further specific assignments related to such Contributions or Inventions, benefits and/or rights at the request of the Company (or the applicable subsidiary thereof).
          (iii) Executive will, upon reasonable request, assist the Company and any of its subsidiaries in obtaining and maintaining patent, copyright, trademark and other appropriate protection for them in all countries, at the Company’s or such subsidiary’s expense. In the event that the Company or any of its subsidiaries is unable to secure Executive’s signature after reasonable effort in connection with any patent, trademark, copyright, or other similar protection relating to a Contribution or an Invention, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in fact, to act for and on his behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Executive.

          (i) The Company shall reimburse Executive, consistent with past practice, for all reasonable business-related expenses incurred by Executive in connection with the performance of his duties as an officer or director of the Company prior to the effective time of his resignation at the close of business on November 19, 2007, to the extent that Executive submits expense statements and other supporting documentation therefor to the Company as promptly as practicable; provided that the amount of such reimbursement shall not exceed $200 in the aggregate.
     2. Exclusive Payments. Executive acknowledges and agrees that the Company has paid to Executive all of Executive’s wages, commissions, bonuses, and accrued vacation pay, and that the Company and its subsidiaries owe Executive no other wages, commissions, bonuses, vacation pay, employee benefits, equity-based compensation, or other compensation or payments of any kind or nature, other than as provided in this Agreement.
     3. Certain Representations, Warranties and Covenants.
          (a) Executive covenants and agrees that he will promptly return to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), Company credit cards, and all other materials or other things in Executive’s possession, custody, or control which are the property of the Company, including, but not limited to, any Company identification, keys, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to Executive’s employment, or obtained or created in the course of his employment, with the Company. Notwithstanding the foregoing, the Company agrees that Executive shall be permitted to retain (1) his laptop computers — Dell Latitude and Apple MacBook, and related computer accessories currently in Executive’s possession, for use by Executive through the Separation Date, and thereafter for his own personal use at no or nominal cost to Executive, provided that (i) Executive shall promptly deliver the laptop computers to the Company in order that the Company may remove all of the data relating to the Company, its subsidiaries and the business of the Company or any of its subsidiaries, and (ii) Executive shall be responsible for paying any service or other recurring costs or expenses relating to any of the foregoing; (2) his cellular phone and existing cellular phone number, provided that Executive uses his best efforts to promptly have the account changed from being in the name of the Company or in his capacity as an officer of the Company or billed to the account of the Company, to being in the name of Executive and billed to his own account; (3) copies of documents and information relating to Executive’s investments and ownership interests in the Company; (4) copies of documents and information relating to the actions captioned Zuffa, LLC v. International Fight League, Inc. et al., and International Fight League, Inc. v. Zuffa, LLC and Dana White, Eight Judicial District Court, Clark County, Nevada, Case No. A516841; and (5) any promotional materials or items or mementos of a historic, personal, sentimental or similar nature, including but not limited to Executive’s IFL ring, belt, or any IFL-related clothing or apparel; provided that this clause (5) shall not include any promotional materials or items that are necessary or desirable for the Company’s or any of its subsidiaries’ ongoing or future events (such as any planned merchandising or memorabilia related events) to the extent such materials or items have not been personalized with respect to Executive.

          (b) Executive hereby represents and warrants that, other than those materials Executive will return to the Company pursuant to Section 3(a) above, Executive has not copied or caused to be copied, and has not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company, and that Executive will not do so. Executive further represents that Executive has not retained and will not retain in his possession any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, were obtained or created in the course of Executive’s employment, or relate to employment with the Company, other than copies of documents or materials relied on by him in the discharge of his duties as Chief Executive Officer of the Company in support of the public filings made by the Company under his certification, which copies Executive shall be permitted to retain and shall be deemed “Confidential Information” and be subject to the requirements of Section 11 below.
          (c) Executive represents, warrants and acknowledges that he is aware of his obligations under applicable federal and state securities laws by virtue of his current office and directorship of the Company, and that he shall comply with all such obligations, including without limitation, his use, awareness and possession of material non-public information and the Company’s Insider Trading Policy, as in effect on the date hereof and the Separation Date (or, the Earlier Separation Date, if applicable).
     4. Transition. Executive covenants and agrees that, to the extent requested by the Company, he will use his reasonable best efforts to cooperate with the Company to achieve from the date hereof through and including the Separation Date (or the Earlier Separation Date, if applicable), an effective and orderly transition of his duties and responsibilities to such employee(s) or person(s) as the Company in its sole discretion may designate, including, but not limited to, by promptly and fully responding to all inquiries, following all reasonable instructions of the Board of Directors or the Chief Executive Officer of the Company concerning any matters involving the Company and within the purview of his employment responsibilities. From and after the date hereof through and including the Separation Date (or the Earlier Separation Date, if applicable), Executive agrees, upon request reasonably made by the Board of Directors or the Chief Executive Officer of the Company, to execute all such accurate and truthful documents and take all such actions and steps as the Company reasonably deems necessary, advisable or required in order to further the intent and purposes of this Agreement, including the Executive’s resignations and transitions contemplated hereby, and the execution of such accurate and truthful filings by the Company with the SEC as the Company represents and warrants are legally proper and permissible and as may be required by law.
     5. Cooperation. Executive covenants and agrees that, as reasonably requested by the Company, he will promptly and fully respond to all inquiries from the Company and its representatives concerning any financial, legal, or administrative matters concerning the Company. Executive further agrees that he will promptly and fully comply with any reasonable request by the Company or its representatives asking for Executive’s testimony or other evidence in any legal or administrative proceeding, or in connection with any claims or demands, concerning the Company. The Company shall reimburse Executive for any reasonable pre-approved out-of-pocket expenses incurred in connection with any cooperation provided under this Section 5.

     6. Non-Compete.
          (a) Executive acknowledges and agrees that the business engaged in by the Company, and the relationships with promoters, athletes, management of venues, licensing boards and consultants of the Company, are not limited to any particular geographic area, but encompass all 50 states of the United States of America. Executive also agrees and acknowledges that, by virtue of Executive’s employment and position with the Company and its subsidiaries, Executive has had access to and maintained an intimate knowledge of the Company’s and its subsidiaries’ activities and affairs, including trade secrets and other valuable proprietary and confidential information of the Company, including without limitation, financial reports, marketing strategies, merchandising, event, team and league promotions and developments and strategic plans.
          (b) As a material inducement for the Company to enter into this Agreement, and as additional consideration for the Company’s promises set forth herein, Executive agrees, warrants, represents, and acknowledges that during the period beginning on the date of this Agreement and ending on May 20, 2008, Executive shall not, directly or indirectly, as employee, agent, consultant, equity holder, director, promoter, match-maker, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in, anywhere in the Territory (as defined below), the promoting or organizing of mixed martial arts events, whether live, televised or otherwise. Notwithstanding the foregoing, nothing in this Section shall prohibit Executive from becoming employed by, or engaged as consultant or advisor to, any sports, media, entertainment or toy conglomerate or any affiliate thereof, so long as Executive is not involved with, or otherwise provide support, services, advice or assistance relating to, the production, broadcast, promotion or organization of mixed martial arts events. “Territory” means North America or in any jurisdiction in which the Company or any of its subsidiaries is then licensed to do business or in which Executive is aware the Company or any of its subsidiaries has a plan or proposal to do business.
          (c) As a result of Executive’s access and knowledge, as detailed in Section 6(a) of this Agreement, and because of the special, unique, and extraordinary services that Executive is capable of performing for the Company’s competitors, Executive acknowledges that the promises set forth by Executive in this Section 6 are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages. Consequently, Executive agrees that any breach or threatened breach by Executive of Executive’s obligations under this Section 6, or of Section 11 of this Agreement, would cause irreparable injury to the Company, and that the Company will be entitled to (i) preliminary and permanent injunctions enjoining Executive from violating such provisions and (ii) money damages in the amount of fees, compensation, benefits, profits or other remuneration earned by Executive or any competitor as a result of any such breach, together with interest, and costs and attorneys’ fees expended to collect such damages or secure such injunctions. Nothing in this Agreement, however, shall be construed to prohibit the Company from pursuing any other remedy, the Company and Executive having agreed that all such remedies shall be cumulative.

          (d) In the event any provision of this Agreement, or any portion thereof, is determined by any court of competent jurisdiction to be unenforceable as written, such provision or portion thereof is to be interpreted so as to be enforceable. Without limitation, if any court of competent jurisdiction holds any of the restrictions set forth in this Section 6 to be unreasonable as to time, geographical area, or otherwise, said restrictions will be deemed reduced to the extent necessary in the opinion of such court to make their application reasonable. In the event any provision of this Agreement, or any portion thereof, is determined by any court of competent jurisdiction to be void, the remaining provisions of this Agreement will nevertheless be binding upon the Company and Executive with the same effect as though the void provision or portion thereof had been severed and deleted.
          (e) Executive represents, warrants, and agrees that the obligations imposed upon him by this Section 6 will not prevent him from earning a livelihood after Executive leaves the Company’s employ, but merely prevent unfair competition against the Company for a limited period, and are reasonable in scope and duration.
     7. Lock-Up of Company Securities. During the period beginning on the date of this Agreement and ending on May 20, 2008, Executive shall not (a) offer, trade, pledge, sell or contract to sell, any options, rights or contracts to sell, purchase any options, rights or contracts to sell, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company or any securities exercisable or exchangeable for or convertible into shares of common stock of the Company or (b) enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of the ownership of common stock of the Company, whether any transaction described in clause (a) or (b) above is to be settled in shares of common stock, cash, other securities or otherwise. Executive also agrees to and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of Executive’s shares of the Company’s common stock. Executive may transfer shares of common stock of the Company to a trust for the benefit of Executive’s spouse or children pursuant to a court-approved marital decree, provided the shares so transferred shall remain subject to the provisions of this Section. This Section shall include, without limitation, all shares of common stock of the Company beneficially owned by Executive, including without limitation shares owned by GSE, Inc. Subject to the Company’s policy on insider trading, nothing is this Agreement shall restrict Executive from purchasing shares of the Company’s common stock on the open market. Executive’s rights with respect to restrictions on selling securities under this Section shall be no less favorable than the rights of holders of at least five percent (5%) of the Company’s common stock in the event of a change of control, a recapitalization or a refinancing of the Company.
     8. Special Benefits.
          (a) During the period beginning on the Separation Date and ending on the six-month anniversary of the Separation Date (the “Special Benefits End Date”), the Company, in full and final settlement of any and all claims set forth in this Agreement, and as additional consideration for this Agreement, will provide Executive with the payments and benefits set forth in Sections 8(b) and 8(c), which payments and benefits Executive acknowledges and agrees exceeds any payment or benefit to which Executive might otherwise be entitled.

          (b) Executive shall be entitled to any rights guaranteed by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In the event Executive elects to receive health insurance coverage in accordance with COBRA with respect to individual and family coverage for himself, his spouse and his eligible dependent children. the Company shall pay, on behalf of Executive, any and all required premiums for such coverage, for any period in which Executive remains eligible for such COBRA benefits, through the earlier of (i) the Special Benefits End Date and (ii) the date at which Executive becomes covered (or eligible for coverage to the extent his employer or other third person agrees to pay for such coverage) for group health insurance though any employer or professional affiliation other than the Company. Premium and other payments required for any further continued health insurance coverage, in accordance with COBRA, shall be the sole responsibility of Executive.
          (c) From the date hereof through the Separation Date, the Company shall use commercially reasonable efforts to communicate Executive’s contact information to individuals who e-mail or call the Company and request such contact information for Executive, to the extent such contact information has been made available by Executive to the Company.
     9. Release.
          (a) Executive, in consideration of the monies and other consideration paid to him pursuant to this Agreement, releases and forever discharges the Company and the Company’s current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns (and the current, former and future controlling shareholders, directors, trustees, officers, employees, agents, and attorneys of such controlling shareholders, subsidiaries, affiliates, related companies and divisions), and all persons acting by, through, under, or in concert with any of them (the Company, and the foregoing other persons and entities are hereinafter defined separately and collectively as the “Releasees”), from all actions, causes of action, claims, and demands whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, including, but not limited to, any claims related to, or arising out of any aspect of Executive’s employment with the Company, any agreement concerning such employment, or the termination of such employment, including, but not limited to, any and all claims of wrongful discharge or breach of contract, any and all claims for equitable estoppel, any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, and any and all claims of employment discrimination on any basis or of unlawful retaliation, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended, under the Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended, under the Americans With Disabilities Act of 1990, under the Civil Rights Act of 1991, under the Sarbanes-Oxley Act of 2002, under the Immigration Reform and Control Act of 1986, as amended, under the New York State Labor Law, as amended, under the New York State Human Rights Law, as amended, and under the New York City Human Rights Law, as amended; and any claim for attorneys’ fees, experts’ fees, disbursements or costs; which against the Releasees, Executive, Executive’s heirs, executors, administrators, or assigns ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of Executive’s execution of this Agreement.

          (b) Notwithstanding anything to the contrary set forth in subsection (a) of this Section 9, the Company and Executive agree that, by entering into this Agreement: (i) Executive does not waive rights or claims that may arise after the date this Agreement is executed; (ii) Executive does not waive or release the Company from claims that may arise under this Agreement; (iii) except as provided in Section 7 above, nothing contained in this Agreement shall impair Executive’s ownership interest in the Company or affect any of the rights Executive has as a shareholder of the Company, including, without limitation, the right of Executive solely in his capacity as a shareholder of the Company, to commence, file or join any suit against the Company or any Releasee; and (iv) nothing contained in this Agreement shall impair any rights Executive has to indemnification pursuant to the Company’s Certificate of Incorporation or Bylaws, any policy of insurance maintained by the Company and/or otherwise in accordance with applicable law.
     10. Covenants Against Suit, Claims, etc.
          (a) Executive represents and warrants that as of the date of this Agreement, he has never commenced or filed any claims or actions against the Releasees or any of them, and except as otherwise provided in Sections 9(b), 10(b) and 14 of this Agreement, Executive covenants and agrees never to commence, file, aid, or in any way prosecute or cause to be commenced or prosecuted, any claims or actions against the Releasees or any of them. The Company represents and warrants that as of the date of this Agreement, neither it nor any of its subsidiaries has ever commenced or filed any claims or actions against Executive.
          (b) Executive further acknowledges, represents, and warrants that Executive has not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, agent or other representative of the Company or to any member of the Company’s legal or compliance personnel. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in, any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal or compliance personnel or to legal advisers and consultants retained by Executive for such purposes; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or any self-regulatory organization.
          (c) Each of the Parties covenants and agrees that, at any time after the date of this Agreement, neither will knowingly or intentionally disparage the reputation of the other or, in the case of the Company, its or its subsidiaries’ directors, officers or employees, directly or indirectly, through verbal or written communications or innuendo.
     11. Confidential Information.
          (a) Executive shall keep confidential, and shall not hereafter, directly or indirectly, appropriate for his own use, or disclose, furnish or make available to any person, firm, corporation, governmental agency, or other entity, any trade secret, proprietary information, or confidential information of the Company, including, but not limited to, information relating to trade secrets, processes, methods, pricing strategies, customer lists, customer contacts, marketing and sales plans, promotion and sponsorship plans, licensing plans and agreements, programming content, broadcast materials, coach and athlete arrangements, costs and pricing data, financial reports, strategic plans, and other confidential business matters (collectively, “Confidential Information”). Executive shall keep the terms and amount of this Agreement confidential, and shall not hereafter disclose any information concerning this Agreement to any person, firm, corporation, governmental agency, or other entity, without the prior written consent of the Company; provided, however, the Executive may disclose such information (x) to any of his immediate family members, provided that such each such person to whom any such information is disclosed agrees to keep all such information confidential, (y) to Executive’s financial, tax and legal advisors to the extent that (i) such information is needed by each such advisor to properly perform such advisor’s duties to Executive and (ii) each such advisor has agreed to keep all such information confidential, and (z) to the extent required by applicable law or for the purposes of complying with this Agreement; provided that Executive will promptly give notice to the Company of any legal requirement to disclose any Confidential Information, and, to the extent practicable and reasonable, will not make any such disclosure without the prior consultation of the Company and, at the sole cost and expense of the Company, request confidential treatment of all or a portion of such information as the Company may reasonably request.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, the term “Confidential Information” as used in this Agreement shall not include any information that is or was: (i) already known to Executive prior to his affiliation with the Company (or any of its predecessors); (ii) publicly available or that is or may become available in the public domain through no fault or wrongful act of Executive or any of his representatives or family members; or (iii) approved for public release by express written authorization of the Company. Moreover, notwithstanding anything to the contrary set forth in this Agreement, nothing shall prevent Executive from utilizing any knowledge, information, business techniques and/or methods that Executive knew prior to his affiliation with the Company (or any of its predecessors) that are or may become generally known and used by persons with training and experience comparable to that of Executive, that are common knowledge in the industry, or that Executive learned as part of his duties at the Company and retains by memory (and not by any documents or other materials of the Company) generally related to the industry in which the Company operates, provided in each case that such knowledge, information, business techniques and/or methods do not relate to any specific confidential or proprietary information about the Company, its subsidiaries or their respective businesses.
          (c) Notwithstanding anything to the contrary set forth in this Agreement, Executive shall be entitled to disclose Confidential Information to the extent required by any applicable law, rule or regulation or governmental, regulatory or supervisory agency, body or authority; provided, however, that the Executive shall have given the Company prior written notice of any such request or requirement (including the terms of, and circumstances surrounding, such request) so that the Company may seek (at its own expense) an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11. If such order or other remedy is not obtained, or the Company waives in writing compliance with the provisions of this Section 11 in that specific instance, the Executive will disclose only that portion of the Confidential Information which he is legally required to disclose, and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.
     12. Indemnification.
          (a) Executive agrees to indemnify and hold harmless each and all of the Releasees from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees, incurred by the Releasees, or any of them, arising out of any breach by Executive of this Agreement, the fact that any representation made by Executive in this Agreement was false when made, Executive’s failure to pay any applicable taxes timely and fully, and any liability assessed against the Company by any governmental entity due to this Agreement’s characterization of the Company’s payments to Executive.
          (b) The Company expressly covenants and agrees that Executive shall be entitled to indemnification and advancement of expenses as and to the extent provided in the Certificate of Incorporation and Bylaws of the Company, each as amended from time to time, but in no case shall Executive receive less than the level of indemnification and advancement of expenses accorded to officers and directors under the Delaware General Corporation Law. In furtherance but not in limitation of the foregoing entitlement, the Company represents and warrants that the Company has in effect one or more director and officer liability insurance policies. The Company shall not take any action to expressly exclude the Executive from coverage under any such policies.
     13. No Admissions. This Agreement shall not in any way be construed as an admission by the Company or Executive of any liability, or of any wrongful acts whatsoever against each other or any other person.
     14. Statutory Provisions. Notwithstanding any other provision of this Agreement to the contrary:
          (a) The Company and Executive agree that this Agreement shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the “EEOC”) to enforce any laws, and further agree that this Agreement shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The Company and Executive further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Agreement) Executive may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) as a consequence of any charge filed with the EEOC, and of any litigation concerning any facts alleged in any such charge.
          (b) The Company and Executive agree that, for a period of seven (7) days following the execution of this Agreement, Executive has the right to revoke this Agreement by written notice to Michael C. Keefe, General Counsel, at the Company’s address above. The Company and Executive further agree that this Agreement shall not become effective or enforceable until the eighth (8th) day after the execution of this Agreement; and that in the event Executive revokes this Agreement prior to the eighth (8th) day after the execution of this

Agreement, this Agreement, and the promises contained in this Agreement, shall automatically be deemed null and void.
          (c) The Company hereby advises and urges Executive in writing to consult with an attorney prior to executing this Agreement. Executive represents and warrants that the Company gave Executive a period of twenty-one (21) days in which to consider this Agreement before executing this Agreement and that Executive was represented by an attorney. Executive has knowingly, voluntarily and intentionally waived his entitlement to a period of twenty-one (21) days in which to consider this Agreement before execution of this Agreement.
          (d) Executive’s acceptance of the monies paid by the Company as provided in this Agreement, at any time more than seven (7) days after the execution of this Agreement shall constitute an admission by Executive that Executive did not revoke this Agreement during the revocation period of seven (7) days; and shall further constitute an admission by Executive that this Agreement has become effective and enforceable.
          (e) If Executive executed this Agreement at any time prior to the end of the twenty-one (21) day period that the Company gave Executive in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Executive’s right to consider this Agreement for twenty-one (21) days, and was due to Executive’s belief that Executive had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.
     15. Jurisdiction; Venue. Executive and the Company agree that any suit, action, or proceeding relating to or arising out of this Agreement, the breach of this Agreement, or Executive’s rendering of services to the Company, shall be brought in the United States District Court for the Southern District of New York or in a state court having jurisdiction located in the State of New York, County of New York, and not in or before any other court, agency or other tribunal. Each Party hereby irrevocably consents to the exercise of personal jurisdiction over such Party by the respective foregoing forum courts, agrees that venue shall be proper in such forum courts, and irrevocably waives and releases any and all defenses based on lack of personal jurisdiction, improper venue and/or forum non conveniens. Executive and the Company respectively waive any right each may have to a jury trial in any suit, action or proceeding relating to or arising out of this Agreement, the breach of this Agreement, or Executive’s rendering of services to the Company after his execution of this Agreement. This Agreement shall be deemed to have been made at New York, New York and shall be interpreted, construed, and enforced pursuant to the laws of the State of New York, without regard to conflicts of law principles.
     16. KNOWING AND VOLUNTARILY EXECUTION. EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT HE HAS CAREFULLY READ THIS AGREEMENT AND GENERAL RELEASE; THAT HE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT AND GENERAL RELEASE; THAT HE HAS HAD AMPLE TIME TO CONSIDER AND NEGOTIATE THIS AGREEMENT AND GENERAL RELEASE; THAT THE COMPANY HAS ADVISED AND URGED EXECUTIVE TO CONSULT WITH, AND EXECUTIVE IN FACT HAS CONSULTED WITH AND RECEIVED ADVICE FROM, AN

ATTORNEY CONCERNING THIS AGREEMENT AND GENERAL RELEASE; THAT EXECUTIVE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND GENERAL RELEASE WITH AN ATTORNEY; AND THAT EXECUTIVE HAS EXECUTED THIS AGREEMENT AND GENERAL RELEASE VOLUNTARILY, KNOWINGLY, AND WITH THE ADVICE OF HIS ATTORNEYS, THE LAW FIRM OF KASOWITZ, BENSON, TORRES & FRIEDMAN LLP.
     17. Miscellaneous Provisions.
          (a) Within seven (7) business days after the execution of this Agreement, the Board of Directors and Executive shall negotiate in good faith to prepare a form of a written joint announcement to be delivered to all manager-level employees and higher, disclosing the transition status of Executive pursuant to this Agreement and identifying the General Counsel of the Company as the member of executive management to whom questions from employees shall be solely directed. The failure to agree upon a form of announcement within the prescribed period of time shall not (i) be a breach of this Agreement, (ii) entitle any Party to terminate this Agreement or revoke or rescind any provisions hereof, (iii) give rise to any damages, or (iv) entitle any Party to refuse to perform any of such Party’s obligations hereunder.
          (b) Should any provision of this Agreement be declared or determined by a court to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby and said illegal or invalid provision shall be deemed not to be a part of this Agreement.
          (c) This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any and all prior agreements or understandings between the Parties hereto pertaining to the subject matter hereof. This Agreement may not be changed or modified except by an instrument in writing, signed by both (i) the Chief Executive Officer or the General Counsel of the Company and (ii) Executive.
          (d) This Agreement shall inure to the benefit of the Company, its affiliates and subsidiaries and its and their respective successors and assigns (including, without limitation, the purchaser of all or substantially all of any such entity’s assets) and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of and be binding upon Executive and Executive’s heirs, administrators, executors and assigns. Executive may not assign or delegate Executive’s duties under this Agreement without the prior written consent of the Company.
          (e) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, e-mailed or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other Party, in the case of faxed or e-mailed notice, upon transmission of the fax or e-mail (provided evidence of such transmission is retained), and in the case of a courier service, upon the next business day after dispatch of the notice or communication. Such notices, instruments, or communications shall be addressed as follows:

(i) If to the Company:
International Fight League, Inc.
424 West 33rd Street, Suite 650
New York, New York 10001
Attn: General Counsel
Fax: 212.564.6546
With a copy to:
Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Attn: Steven E. Siesser, Esq.
Fax: 973.597.2507
(ii) If to Executive:
Gareb Shamus
24 North Brae Court
Tenafly, New Jersey 07670
With a copy to:
Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway
New York, New York 10019
(212) 506-1700
Attn: Eric J. Wallach, Esq. and Brian S. Kaplan, Esq.
Fax: 212.506.1800
Service of process in connection with any suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Any of the above addresses may be changed, from time to time, by the applicable addressee giving written notice of such change to each of the other addressees set forth above, and such change(s) shall not be considered an amendment of this Agreement requiring execution as provided in Section 17(c).
          (f) The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.
          (g) The Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any provision hereof.

          (h) This Agreement may be executed in one more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile signatures shall be acceptable as evidence of the original execution by each Party or its duly authorized representative.
          (i) From the date of this Agreement and for a period of two (2) years thereafter, Executive shall be entitled to and, upon request, shall be given, free of charge, eight (8) VIP-level tickets and passes for use by Executive, his family and/or friends to any and all mixed martial arts events sponsored by the Company in the New York, New Jersey, Connecticut metropolitan areas, or Las Vegas; provided that such request is given within a reasonable time prior to the applicable event.
          (j) Executive shall be entitled to receive credits on any IFL-related broadcast for any event produced prior to the date hereof in the same point size, font and form as a producer/ executive producer in television, internet and any other media where credits are assigned and the names of specific individuals are listed to the same extent events produced and broadcasted prior to the date hereof by the Company assigned such credits and listed Executive as producer, executive producer and/or creator, to the extent applicable.
          (k) The Company shall reimburse Executive for his reasonable legal fees incurred in connection with the negotiation of this Agreement and related matters, in an amount not to exceed $10,000.
[Signatures on Next Page]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
INTERNATIONAL FIGHT LEAGUE, INC.

By:
	Name: Michael C. Keefe	GAREB SHAMUS
Title: Executive Vice President
Signature Page to Agreement and General Release
between International Fight League, Inc. and Gareb Shamus